EXHIBIT 99.1

For information, contact:  Steven S. Skalicky
                                           (212) 365-2040

Transatlantic Holdings, Inc. Elects Mr. Richard S. Press as Board Chairman

Takes Additional Measures to Strengthen Corporate Governance

          New York, N.Y., July 27, 2009 - At a special meeting held on July 23, 2009, the Board of Directors of Transatlantic Holdings, Inc. (NYSE: TRH) elected Mr. Richard S. Press as its non-executive Chairman, following his tenure as TRH’s lead independent director since October 2007. Mr. Press succeeds Mr. Robert F. Orlich, President and Chief Executive Officer of Transatlantic Holdings, Inc., who served as Chairman on an interim basis since July 1, 2008. Mr. Orlich will continue to serve as President and CEO and as a member of the Board.

          Commenting on Mr. Press’s election, Mr. Orlich said, “The entire Board is very pleased that Dick has agreed to expand his leadership role. The move is a natural extension for Dick, having served both as our lead independent director and chairman of the special committee formed in connection with our separation from AIG. We will continue to benefit from his broad skill set and guidance as Transatlantic moves forward.”

          Mr. Press added, “I am proud to be assuming the Chairmanship at an important juncture in Transatlantic’s history, as we work to strengthen our position in the global reinsurance community. I would like to thank Bob for his strong stewardship during one of the most challenging times in our industry and for our company. I look forward to continuing our work together along with the rest of our distinguished Board.”

          Mr. Press is a retired senior executive of the Wellington Management Company LLP, where he was a Senior Vice President and Director of the Insurance Asset Management Group. He holds a BA degree in Economics from Brown University and an MBA degree, with a concentration in Finance, from Harvard Business School.

          In addition to separating the roles of Chairman and CEO, the Board also implemented certain other changes at the special meeting which are consistent with corporate governance best practices:

  Established independence within its committee structure following Transatlantic’s separation from AIG by electing current director, Mr. William J. Poutsiaka, as Chairman of the Nominating and Corporate Governance Committee, replacing Mr. Thomas R. Tizzio; and naming Mr. Tizzio Chairman of the Underwriting Committee, replacing Mr. Orlich.

  Adopted amended and restated By-Laws, amendments to several Committee Charters, Director Independence Standards, Corporate Governance Guidelines, Related Party Transaction Policy and its Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics. These items can be found in the Investor Information section of the Company’s website at www.transre.com.

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          Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company®, Trans Re Zurich and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis - structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.